EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Terry L. Hester
Chief Financial Officer
Colony Bankcorp, Inc.
Fitzgerald, Georgia 31750
(229) 426-6002

Al D. Ross Promoted to New Position

FITZGERALD, GA., January 4, 2005 — Colony Bankcorp, Inc. (Nasdaq: CBAN), at the December board meeting, named Al D. Ross, President and Chief Operating Officer of the company. Mr. Ross, 40, has been the Chief Credit Officer during the last three years and will retain that responsibility. James D. Minix, Chief Executive Officer, 63, stated that the position of Chief Operating Officer is a new one.

Mr. Ross began his banking career in 1984 and has served in the commercial lending areas of several financial institutions. In addition to his new responsibilities at Colony Bankcorp, Mr. Ross is President and CEO of Colony Bank Southeast in Douglas and Chairman of Georgia First Mortgage Company with offices in Albany, both affiliates of Colony Bankcorp.

Mr. Minix commented that, “Colony has grown from $247 million to $997 million in total assets during the last ten years and Al expands our experienced leadership framework and will handle the day to day activities of the company. He has the appropriate skill set to take us to the next level.”

Under the direction of Mr. Ross, the company is better positioned to meet the ever-changing industry and regulatory environment while Mr. Minix focuses on strategic initiatives.

Colony Bankcorp owns seven banking charters operating twenty-seven offices from Valdosta to Warner Robins and Columbus to Savannah. Colony Bankcorp, Inc. is quoted on the Nasdaq National Market under the symbol “CBAN”.